Exhibit 99.1

Press Release

Safehold Reports Second Quarter 2022 Results

NEW YORK, August 3, 2022

Safehold Inc. (NYSE: SAFE) reported results for the second quarter 2022.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investor Relations” section.

Highlights from the earnings announcement include:

—	Q2 ‘22 earnings per share were $0.37, a 32% increase year-over-year
—	Q2 ‘22 revenue was $64.9 million, a 47% increase year-over-year
—	Closed $381 million[1] of new originations in Q2’22, bringing total aggregate portfolio to $5.9 billion
—	Portfolio generates annualized in-place cash rent of $178 million with an annualized yield of 5.1% and an inflation-adjusted yield of 5.6% (based on the Federal Reserve’s current 30-year inflation expectation of 2.22%)
—	UCA grew by an estimated $543 million in Q2‘22, bringing total UCA to an estimated $9.9 billion

“Safehold reported a strong second quarter with over $380 million of new originations, growing the portfolio by 7% quarter-over-quarter to $5.9 billion,” said Jay Sugarman, Chairman and Chief Executive Officer. “With $930 million of available liquidity at the end of the

1 Investments in Q2 ‘22 include $43m of new forward commitments that have not yet been funded. Such funding commitments are subject to certain conditions. There can be no assurance that Safehold will complete these transactions.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

quarter, Safehold is well positioned to fund additional ground lease opportunities.”

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial-in information listed below:

Dial-In:	844.867.6163
International:	409.207.6969
Access Code:	1619818

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:30 p.m. ET on August 3, 2022 through 12:00 a.m. ET on August 17, 2022 by calling:

Replay:	866.207.1041
International:	402.970.0847
Access Code:	7436202

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1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Jason Fooks
Senior Vice President
Investor Relations & Marketing
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com